Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Veraz Networks, Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 of Veraz Networks, Inc. of our report dated March 1, 2007, except for note 16 which is as of March 28, 2007, with respect to the consolidated balance sheets of Veraz Networks, Inc. and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, redeemable and convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in Amendment No. 7 to the Registration Statement on Form S-1, (No. 333-138121), of Veraz Networks, Inc. filed with the Securities and Exchange Commission on March 30, 2007.
Our report refers to an accounting change as a result of the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
Mountain View, California
April 13, 2007